Exhibit 14

                            Heritage Bancshares, Inc.
                        and it's wholly owned subsidiary,
                                  Heritage Bank

                                 Code of Ethics

This Code of Ethics applies to the Board of Directors, Chief Executive Officer, President, Chief Financial Officer, Banking Officers, and Employees of Heritage Bancshares, Inc. and Heritage Bank (collectively and corporately referred to as "Bank"), and to all other professionals serving in a finance, accounting, corporate treasury, tax or investor relations role. All of these individuals are herein referred to as "finance professionals". The purpose of this Code of Ethics is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of the Bank's financial books and records and the preparation of its financial statements. The obligations of this Code of Ethics supplement, but do not replace, the Bank's Employee Handbook.

Finance professionals of the Bank are expected to:

      o Engage in and promote ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and to disclose to the Corporate Secretary or to the Audit Committee of the Board of Directors any material transaction or relationship that reasonably could be expected to give rise to such a conflict.

      o Carry out their responsibilities honestly, in good faith and with integrity, due care and diligence, exercising at all times the best independent judgment.

      o Act in a manner which will best serve the interests and promote the proper use of the assets of the Bank; and is simultaneously fair, honest, and trustworthy.

      o Assist in the production of full, fair, accurate, timely and understandable disclosure in reports and documents that the Bank and its subsidiaries file with, or submit to, the Securities and Exchange Commission, other regulators, and in other public communications made by the Bank.

      o Comply with applicable government laws, rules and regulations of federal, state and local governments and other appropriate regulatory agencies.

      o Promptly report (anonymously, if wanted) to the Audit Committee any violation of this Code of Ethics or any other matters that would compromise the integrity of the Bank's financial statements. The Audit Committee may be contacted by mail: Audit Committee of the Board of Directors, 102 West High Street, Terrell, Texas 75160.

      o Behave so as to never take, directly or indirectly, any action to coerce, manipulate, mislead or fraudulently influence the Bank's independent auditors in the performance of their audit or review of the Bank's financial statements.

Compliance with this Code of Ethics is a term and condition of each financial professional's employment and/or affiliation with the Bank. The Bank will take all necessary actions to enforce this Code, up to and including immediate dismissal and/or termination of such professional's relationship with the Bank. Violations of this Code of Ethics may also constitute violations of law, which may expose both such professional and the Bank to criminal or civil penalties.

Any questions about how this Code of Ethics should be applied in a particular situation, should promptly be directed to the Corporate Secretary or the Chairman of the Audit Committee.